Exhibit 10.1

PURCHASE OF CONTRACT RIGHTS AGREEMENT

THIS PURCHASE OF CONTRACT RIGHTS AGREEMENT (this “Agreement”) is made effective as of April 6, 2023, between KonaTel, Inc., a Delaware corporation (“KonaTel”), and Insight Mobile, Inc., a Delaware corporation (“Insight Mobile”). KonaTel and Insight Mobile may be referred to herein each individually as a “Party” or collectively as the “Parties.”

RECITALS

A.       KonaTel and Lingo Management, LLC, a Delaware limited liability company (the “Seller”) entered into that certain Membership Interest Purchase Agreement, dated as of January 24, 2023 (the “Purchase Agreement”), pursuant to which Seller agreed to sell to KonaTel 100% of the outstanding membership interests in Tempo Telecom, LLC, a Georgia limited liability company (“Tempo”), as more particularly described in the Purchase Agreement.

B.       The Purchase Agreement is in full force and effect.

C.       KonaTel and Insight Mobile entered into that certain Assignment and Assumption of Membership Interest Purchase Agreement dated as of April 5, 2023 (the “Assignment Agreement”) which shall be held and released by Escrow Agent as provided below.

C.       As further consideration for the Assignment Agreement, KonaTel and Insight Mobile hereby agree to the terms and conditions contained in this Agreement.

D.       Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration and the covenants made herein, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.       Recitals. The foregoing Recitals are true and correct and are incorporated herein by this reference.

2.       Purchase Price. In further consideration of the Assignment Agreement, Insight Mobile agrees to pay KonaTel for the rights acquired under the Assignment Agreement (the “Contract Rights”) the amount of Four Million Five Hundred Thousand dollars ($4,500,000.00) (the “Purchase Price”) to be paid as follows: (a) upon execution of this Agreement, Insight Mobile shall deposit Five Hundred Thousand dollars ($500,000.00) in readily available funds into the Lance J.M. Steinhart, PC IOLTA account (the “Escrow Account”); (b) upon execution of a Master Distribution Agreement (“MDA”) between IM Telecom, LLC d/b/a Infiniti Mobile (“Infiniti”) and Excess Telecom, Inc. (“Excess Telecom”), and when Excess Telecom has the ability to start activations under the MDA, the Escrow Agent shall pay to KonaTel Two Hundred Fifty Thousand dollars ($250,000.00) to an account designated by KonaTel, which payment is an interest free loan from Insight Mobile to KonaTel (the funds in clauses (a) and (b) above are collectively referred to as the “Deposit”); and (c) upon receipt of all required Government Approvals (other than approvals from any of the State Authorities), including

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the FCC, Four Million dollars ($4,000,000.00) in readily available funds shall be paid by Insight Mobile into an account designated by KonaTel, and the Deposit in the Escrow Account shall be paid to KonaTel (and the portion of the Deposit held by KonaTel in clause (b) above shall be fully earned by KonaTel).

3.       Termination for Cause. The Deposit, along with any payments of the Purchase Price made by Insight Mobile to the Escrow Deposit, and the amount loaned to KonaTel pursuant to subsection (b) above, shall be returned to Insight Mobile within five (5) business days in the event that the Purchase Agreement is terminated for Cause (as such term is defined below). The Deposit is fully refundable unless this Agreement is terminated by the Buyer without Cause, or the Buyer is in material breach of this Agreement and such any such breach is not cured within 30 days after notice thereof is provided to Buyer, or for any reason other than Cause. The term “Cause” means (i) the denial by the FCC or regulatory denial of Government Approvals, (ii) reaching the Drop Dead Date prior to FCC approval, (iii) Insight Mobile’s written notification to KonaTel, given within 60 days of the date of this Agreement (the “Due Diligence Period”), that that due diligence is not satisfactory in its sole discretion, of (iv) in the event of material adverse events occurring after the Due Diligence Period that were not disclosed in writing to Insight Mobile prior to the expiration of the Due Diligence Period in connection with Tempo, as determined in Insight Mobile’s reasonable discretion and in good faith, including without limitation, issuance of Oral Requests, Letter of Inquiry (“LOI”), Citations, Notice of Violation (“NOV”), Subpoenas, Compulsory Testimony, Admonishment, Monetary Forfeiture, or Notice of Apparent Liability (“NAL”) by the FCC Enforcement Bureau and any of is subdivisions, or any other Governmental Authority that are not capable of being cured or addressed prior to the Drop Dead Date. If this agreement is terminated without Cause, Seller shall be distributed fifty percent (50%) of the Deposit (the “Break Up Fee”) which shall amount to $250,000 and the balance of the Deposit shall be returned to the Buyer.

4.       Assignment Agreement. The Parties shall execute the Assignment Agreement and deliver the Agreement to Escrow Agent to hold pending Closing under the Purchase Agreement.

5.       Escrow Agent. Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement (including, without limitation, the instructions set forth on Escrow Agent’s signature page hereto), the Deposit in the amount of $500,000.00 and the Assignment Agreement.

6.       Termination of Assignment. Notwithstanding any provision in this Agreement or the Assignment Agreement or the documents contemplated hereunder to the contrary, the assignment of the Purchase Agreement under the Assignment Agreement shall only be effective upon Closing under the Purchase Agreement and payment in full of the Purchase Price in Section 2 above and if the Purchase Agreement is terminated for any reason, all such documents shall, upon KonaTel’s election, become null and void and of no further force and effect and the counterpart signature pages of the all such documents, including, without limitation the Assignment Agreement shall be returned to the respective parties or otherwise destroyed.

7.       Termination. Notwithstanding any provision in the Assignment Agreement or this Agreement to the contrary, in the event that Insight Mobile does not receive all necessary Government Approvals for the change in ownership/control of Tempo from the FCC and the State Authorities for the Communications Licenses as set forth in the Purchase Agreement by June 1, 2024 (the “Drop Dead Date”), unless: (a) an extension is obtained pursuant to the terms of the Purchase Agreement: (b) the FCC denies the change in ownership/control of Tempo or (c) if the Purchase Agreement is terminated in accordance with the terms thereof,

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this Agreement and the Assignment Agreement will be terminated, the Deposit will be returned to Insight Mobile, along with any payments of the Purchase Price made Insight Mobile towards the Deposit, and the interest free loan as set forth in Section 2 (b) above, within five (5) business days in any such case. In the event of termination, both Parties shall be relieved of any obligations set forth in this Agreement, except Sections 12 (Indemnification) and 18 (Confidentiality).

8.       Allocation of Closing Costs under the Purchase Agreement. Insight Mobile shall be responsible for all of the closing costs for which KonaTel, in its capacity as the “Buyer” under the Purchase Agreement, is responsible including filing for FCC and all state approvals. The Parties acknowledge and agree that KonaTel has paid a portion of the purchase price due under the Purchase Agreement to Seller in the amount of $20,000.00 prior to the date hereof and Insight Mobile will be responsible for the payment of the remainder of the purchase price due under the Purchase Agreement in accordance with the terms thereof. Upon Closing under the Purchase Agreement, Insight Mobile will reimburse KonaTel for the $20,000.00 payment made by KonaTel thereunder and Insight Mobile will be entitled to the credit for the full amount of the purchase price paid under the Purchase Agreement toward the Purchase Price detailed in Section 2 above.

9.        Pre-Closing Covenants. From and after the date hereof both Parties shall:

(i)                 by its acts or omissions knowingly and/or intentionally not cause any breach or default under the Purchase Agreement,

(ii)              not knowingly and/or intentionally interfere with the other Party’s rights under the Purchase Agreement,

(iii)            not exercise remedies against the other Party under the Purchase Agreement prior to Closing without the prior written consent of the other Party,

(iv)             proceed with all due diligence and use good faith efforts to satisfy the terms and conditions of the Purchase Agreement within the time periods under the Purchase Agreement, or

(v)               after the date hereof, timely file the applications for the Governmental Approvals and proceed with all due diligence and in good faith to cause the Governmental Approval condition under the Purchase Agreement to be satisfied.

10.       Governing Law, Jurisdiction and Venue. This Agreement will be effective and binding only when executed by an authorized representative of each Party. Each Party (a) irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the United States District Court for the State of Colorado located in Denver, Colorado, for any legal action or proceeding directly or indirectly based upon, arising out of or related to this Agreement, and (b) waives any objection it may currently or in the future have that any such court is an inappropriate venue, is an inconvenient forum or does not have personal jurisdiction over it.

11.        Notices. All notices provided under this Agreement must be in writing and will be deemed to be duly given after it has been sent by both electronic mail and First Class U.S. mail to the addresses below, or at such other address as any Party hereto may have furnished to the other Party in writing by pursuant to written notice under this Agreement:

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Insight Mobile, Inc.

Attn:   Cobby Pourtavosi

9928 Anthony Place

Beverly Hills, CA 90210

pourtavosi@sbcglobal.net

KonaTel, Inc.

Attn:   Chuck Griffin

500 N. Central Expressway, Suite 202

Plano, TX 75074

cgriffin@konatel.inc

12.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13       Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their heirs, executors, administrators, successors and assigns.

14.       Indemnification. Notwithstanding any provision of this Agreement to the contrary, each Party shall, and hereby does, indemnify, hold harmless and agree to defend the other Party and each of its affiliates and each of their respective officers, directors, employees and affiliates (collectively, the “ Indemnified Parties”) from and against any and all penalties, demands, damages, punitive damages, losses, liabilities, suits, costs, costs of any settlement or judgment, claims of any and every kind whatsoever, refund obligations (including, without limitation, interest and penalties thereon) and remediation costs and expenses (including, without limitation, reasonable attorneys’ fees) (“ Damages”), which may now or in the future be paid, incurred or suffered by or asserted against the Indemnified Parties resulting or arising from or incurred in connection with any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) which arose from and after the date hereof against or in any way related to the Purchase of Tempo, the Purchase Agreement, any breach of this Agreement or for any breach under the Purchase Agreement. The terms of this Section shall survive Closing or any termination of the Purchase Agreement or this Agreement.

15.       Successors and Assigns. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns. Neither Party shall or shall attempt to assign, transfer, pledge, grant a participation in or otherwise dispose of any of its rights or obligations under this Agreement to any Person other than an Affiliate of such Party without the prior written consent of the other Party (which may be withheld in its sole discretion). Any such attempted transaction without such consent shall be ineffective. For avoidance of doubt, Insight Mobile may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an Affiliate without written consent from KonaTel, provided that Insight Mobile gives KonaTel notice of the assignment or delegation and that such assignment or delegation does not relieve Insight Mobile of its obligations hereunder.

16.       No Third Party Beneficiaries. Except as specifically set forth in herein, this Agreement is not intended to benefit and may not be enforced by any Person other than the Parties.

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17.       Relationships of Parties. The relationship between Infinity Mobile and KonaTel with respect to the Transaction is solely that of a buyer and seller contracting with each other at arm’s length in the ordinary course of their respective businesses. Neither Party is a trustee or agent for the other Party, is a partner of or joint venturer with the other Party, has fiduciary or similar duties to the other Party relating to the Transaction, or has any other special relationship with the other Party.

18.       Costs and Expenses. The Parties shall pay their own respective legal and other costs and expenses relating to this Agreement. However, in the event of legal action between the Parties relating to this Agreement, the Party against which the legal action is resolved shall reimburse the other Party for all related legal and other costs and expenses reasonably incurred by the other Party.

19.       Broker Commissions. Each Party shall be responsible for commissions, fees and expenses of brokers and agents engaged by or claiming through or under it in connection with the Transaction.

20.       Confidentiality. From the execution of this Agreement through the termination of this Agreement, or the Closing, and thereafter, each Party shall use all information that it obtains from the other pursuant to this Agreement solely for the effectuation of the Transaction contemplated by this Agreement or for other reasonable purposes consistent with the intent of this Agreement (the “Approved Purpose”) and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other Parties.  Each Party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants.  Additionally, each Party hereby agrees that it shall not make any announcement, press release or disclosure regarding the nature or existence of this Agreement or the transactions contemplated hereby without the prior consent of the other Party, provided any Party may disclose this Agreement and the transactions contemplated hereto as may be required pursuant to, or to be included in, any filing, report, statement or testimony required to be submitted to any stock exchange, Governmental Authority, or any municipal, state or national regulatory body having jurisdiction over such Party or its Affiliates.  This provision shall not prohibit the use or disclosure of confidential information provided by one Party pursuant to court order or Applicable Law or which has otherwise become publicly available through no fault of the other Party.

[signature page follows]

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       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written

KONATEL, INC.:

By:	/s/ Chuck Griffin

Chuck Griffin, President

INSIGHT MOBILE, INC.:

By:	/s/ Cobby Pourtavosi

Cobby Pourtavosi, CEO

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